UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LINKBANCORP, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

1250 CAMP HILL BYPASS, SUITE 202, CAMP HILL, PA 17011

(855) 569-2265 | LINKBANK.COM

April 19, 2024

Dear Shareholder:

The Annual Meeting of Shareholders of LINKBANCORP, Inc. will be held exclusively as a virtual meeting on May 23, 2024, at 10:00 a.m., local time.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. We have also enclosed for your review our Annual Report on Form 10-K which includes our audited financial statements for the year ended December 31, 2023.

The business to be conducted at the Annual Meeting consists of (i) the election of each of the twenty-one (21) directors and (ii) the ratification of the appointment of S.R. Snodgrass, P.C. as our independent registered public accounting firm for the year ending December 31, 2024. The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of LINKBANCORP, Inc. and its shareholders, and the Board of Directors unanimously recommends a vote “FOR” each of the twenty-one director nominees and “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as our independent registered public accounting firm for the year ending December 31, 2024.

It is important that your shares be represented at the Annual Meeting. Please take a moment now to cast your vote via the Internet or telephone as described on the enclosed proxy card, or alternatively, complete, sign, date and return the proxy card in the postage-paid envelope provided so that your shares will be represented at the Annual Meeting. You may revoke your proxy at any time prior to its exercise.

The Annual Meeting will be hosted in a virtual format only online via live webcast. We have designed the virtual meeting to offer the same participation opportunities as an in-person meeting. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting. At the time of the meeting, visit https://web.lumiconnect.com/230437202. Once there, you should enter the control number in the field labeled “control number”. This can be found on your proxy card, voting instruction form or notice that you received previously. Enter the password: linkbancorp2024 (the password is case sensitive) in the field labeled “Password” and click the “login” button on the screen.

On behalf of the Board of Directors, we urge you to vote your proxy as soon as possible which will assure that your vote is counted. Your vote is important, regardless of the number of shares that you own.

Sincerely,

Joseph C. Michetti, Jr.	Andrew Samuel
Chairman	Chief Executive Officer

LINKBANCORP, Inc.

1250 Camp Hill Bypass, Suite 202

Camp Hill, PA 17011

(855) 569-2265

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 23, 2024

Notice is hereby given that the Annual Meeting of Shareholders of LINKBANCORP, Inc. will be held exclusively as a virtual meeting on May 23, 2024, at 10:00 a.m., local time.

A Proxy Statement for the Annual Meeting is enclosed. The Annual Meeting is for the purpose of considering and acting upon:

(1)	the election of twenty-one (21) directors to serve for terms expiring at the 2025 Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	the ratification of the appointment of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on the date or dates to which the Annual Meeting may be adjourned. Shareholders of record at the close of business on April 5, 2024 are the shareholders entitled to vote at the Annual Meeting, and any adjournments thereof.

The Annual Meeting will be hosted in a virtual format only online via live webcast. We have designed the virtual meeting to offer the same participation opportunities as an in-person meeting. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting. At the time of the meeting, visit https://web.lumiconnect.com/230437202. Once there, you should enter the control number in the field labeled “control number”. This can be found on your proxy card, voting instruction form or notice that you received previously. Enter the password: linkbancorp2024 (the password is case sensitive) in the field labeled “Password” and click the “login” button on the screen.

EACH SHAREHOLDER IS REQUESTED TO VOTE THEIR PROXY WITHOUT DELAY. ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED. A PROXY MAY BE REVOKED BY FILING WITH THE CORPORATE SECRETARY OF LINKBANCORP, INC. A WRITTEN REVOCATION OR VOTING BY PROXY BEARING A LATER DATE, BY INTERNET, BY TELEPHONE OR BY MAIL. ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING VIA THE INTERNET MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.

By Order of the Board of Directors

Melanie L. Vanderau
Corporate Secretary

Camp Hill, Pennsylvania

April 19, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2024

The Notice, Proxy Statement, Proxy Card and 2023 Annual Report on Form 10-K are available at www.astproxyportal.com/ast/26438.

PROXY STATEMENT

LINKBANCORP, Inc.

1250 Camp Hill Bypass, Suite 202

Camp Hill, PA 17011

(855) 569-2265

ANNUAL MEETING OF SHAREHOLDERS

May 23, 2024

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of LINKBANCORP, Inc. (“LINK” or the “Company”) to be used at the Annual Meeting of Shareholders, which will be held exclusively as a virtual meeting on May 23, 2024, at 10:00 a.m., local time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement are first being mailed to shareholders on or about April 19, 2024.

The Annual Meeting will be held in a virtual meeting format only. Shareholders will be able to listen, vote and submit questions via the internet by visiting https://web.lumiconnect.com/230437202. Please have your control number, which can be found below your account number on your proxy card, notice or voting instruction form, as well as the meeting password, to access the Annual Meeting virtually, vote at the meeting or to submit a question to management at the Annual Meeting. See “Voting Securities and Principal Holders—Attending the Annual Meeting” for more information, including technical support information for the virtual Annual Meeting.

REVOCATION OF PROXIES

Shareholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of LINK will be voted in accordance with the directions given thereon. Where no instructions are indicated, validly executed proxies will be voted “FOR” the election of the twenty-one director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

Proxies may be revoked by sending written notice of revocation to the Corporate Secretary of LINK at 1250 Camp Hill Bypass, Suite 202, Camp Hill, PA 17011, delivering a later-dated proxy by internet, by telephone, by mail or by attending the virtual Annual Meeting and voting by ballot. The presence at the virtual Annual Meeting of any shareholder who had returned a proxy shall not revoke such proxy unless the shareholder delivers his or her ballot at the virtual Annual Meeting or delivers a written revocation to the Corporate Secretary of LINK prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Holders of record of LINK common stock, par value $0.01 per share, as of the close of business on April 5, 2024 are entitled to one vote for each share then held. As of April 5, 2024, there were 37,348,151shares of common stock issued and outstanding.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 5, 2024, the shares of common stock beneficially owned by the Company’s directors and named executive officers (other than Wesley Weymers who retired in February 2023), individually and by all directors, named executive officers and other executive officers as a group, and by each person who was known to the Company as the beneficial owner of more than 5% of the outstanding shares of common stock. The mailing address for each of the Company’s directors and executive officers is 1250 Camp Hill Bypass, Suite 202, Camp Hill, PA 17011.

Name of Beneficial Owner	Number of Shares Owned		Options and Warrants Exercisable within 60 Days		Total Beneficial Ownership of Common Stock(1)		Percentage of Shares Outstanding(2)
AllianceBernstein L.P. 501 Commerce Street Nashville, Tennessee 37203	1,961,572	(3)	—		1,961,572	(3)	5.3%
Financial Opportunity Fund LLC
Financial Hybrid Opportunity Fund LLC
Financial Hybrid Opportunity SPVI LLC
FJ Capital Management LLC Martin Friedman 7901 Jones Branch Drive, Suite 210 McLean, Virginia 22102	2,935,701	(4)	—		2,935,701	(4)	7.86%
Andrew Samuel	250,702	(5)	945,240	(6)	1,195,942		3.12%
Brent Smith	70,857	(7)	272,000	(8)	342,857		*
Carl Lundblad	49,045	(9)	84,000	(10)	133,045		*
Mona D. Albertine	65,294		—		65,294		*
John W. Breda	34,437		—		34,437		*
Michael W. Clarke	249,558	(11)	—		249,558		*
Jennifer Delaye	22,714	(12)	4,000	(19)	26,714		*
David Doane	2,850				2,850		*
Anson Flake	103,361	(13)	4,000	(19)	107,361		*
Lloyd B. Harrison, III	229,044	(14)	—		229,044		*
Kenneth R. Lehman	8,724,588		—		8,724,588		23.36%
George Parmer	1,619,613	(15)	4,000	(19)	1,623,613		4.35%
Debra Pierson	51,035	(16)	4,000	(19)	55,035		*
Diane Poillon	9,285	(17)	4,000	(19)	13,285		*
William E. Pommerening	60,892	(18)	4,000	(19)	64,892		*
William L. Jones, III	9,877	(20)	—		9,877		*
David H. Koppenhaver	400,882	(21)	—		400,882		1.07%
Joseph C. Michetti, Jr.	111,815	(22)	—		111,815		*
George P. Snead	27,785		—		27,785		*
Kristen Snyder	57,358	(23)	—		57,358		*
James A. Tamburro	25,405	(24)	—		25,405		*

Name of Beneficial Owner	Number of Shares Owned		Options and Warrants Exercisable within 60 Days		Total Beneficial Ownership of Common Stock(1)	Percentage of Shares Outstanding(2)
Steven I. Tressler	269,294	(25)	—		269,294	*
Robert C. Wheatley	17,390		—		17,390	*
All directors, named executive officers and other executive officers as a group (26 persons)	12,493,917	(26)	1,391,944	(27)	13,885,861	35.84%

*	Less than 1%
(1)

A person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he or she has shared or sole voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of Company common stock. No shares of common stock are pledged as collateral by a director or a named executive officer.

(2)

Calculated based on 37,348,151 shares outstanding at April 5, 2024, and adding the number of shares of common stock underlying options and warrants that such shareholder is considered to beneficially own.

(3)

This information is based solely upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2024 reporting sole voting and dispositive power over 1,961,572 shares by AllianceBernstein L.P.

(4)

This information is based solely upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2024 reporting shared voting and dispositive power over 2,490,201 shares by Financial Opportunity Fund LLC, shared voting and dispositive power over 261,048 shares by Financial Hybrid Opportunity Fund LLC, shared voting and dispositive power over 184,452 shares by Financial Hybrid Opportunity SPVI LLC, shared voting and dispositive power over 2,935,701 shares by FJ Capital Management LLC and shared voting and dispositive power over 2,935,701 shares by Martin Friedman.

(5)

Includes 27,500 shares held in Mr. Samuel’s IRA account, 195,310 shares held in a joint account with Mr. Samuel’s spouse and 16,000 shares of unvested restricted stock. Also includes 6,060 shares held in Mr. Samuel’s daughter’s IRA account. Mr. Samuel shares the same household as his daughter. Mr. Samuel disclaims beneficial ownership of the shares held by his daughter.

(6)

Includes 907,240 shares which Mr. Samuel is entitled to purchase pursuant to warrants granted to founders of LINK based on their initial investment in LINK, and 32,000 options exercisable within 60 days of April 5, 2024. Also includes 6,000 options exercisable within 60 days of April 5, 2024 owned by Mr. Samuel’s daughter. Mr. Samuel shares the same household as his daughter.

(7)	Includes 35,000 shares held in Mr. Smith’s IRA account, 27,857 shares held in a joint account with Mr. Smith’s spouse and 8,000 shares of unvested restricted stock.
(8)

Includes 240,000 shares which Mr. Smith is entitled to purchase pursuant to warrants granted to founders of LINK based on their initial investment in LINK, and 32,000 options exercisable within 60 days of April 5, 2024.

(9)	Includes 39,405 shares held in a joint account with Mr. Lundblad’s spouse and 10,000 shares of unvested restricted stock.
(10)

Includes 60,000 shares which Mr. Lundblad is entitled to purchase pursuant to warrants granted to founders of LINK based on their initial investment in LINK, and 24,000 options exercisable within 60 days of April 5, 2024.

(11)	Includes 187,500 shares held in Mr. Clarke’s IRA account.
(12)	Includes 2,000 shares of unvested restricted stock.
(13)	Includes 62,820 shares held in a joint account with Mr. Flake’s spouse and 2,000 shares of unvested restricted stock.
(14)	Includes 39,511 shares held in Mr. Harrison’s Spouses IRA account.

(15)

Includes 40,363 shares held by Mr. Parmer’s spouse, 10,926 shares held in a limited partnership in which Mr. Parmer is the general partner, 338,722 shares held in various related family trusts, 1,061,538 shares held by various companies Mr. Parmer has a related interest in. Mr. Parmer disclaims beneficial ownership of the shares held in family trusts and 2,000 shares of unvested restricted stock.

(16)	Includes 24,992 shares held in Ms. Pierson’s IRA account, 22,857 shares held individually by her spouse and 2,000 shares of unvested restricted stock.
(17)	Includes 2,000 shares of unvested restricted stock.
(18)	Includes 55,000 shares held in Mr. Pommerening’s SEP IRA account and 2,000 shares of unvested restricted stock.
(19)	All are options exercisable within 60 days of April 5, 2024.
(20)	Includes 571 shares held in a joint account with Mr. Jones’ spouse and 2,000 shares of unvested restricted stock.
(21)	Includes 2,323 shares held individually by Mr. Koppenhaver’s spouse and 2,000 shares of unvested restricted stock.
(22)

Includes 32,358 shares held in a joint account with Mr. Michetti’s spouse, 591 shares held individually by his spouse and 2,000 shares of unvested restricted stock. Also includes 59,269 shares in Mr. Michetti’s IRA.

(23)	Includes 54,796 shares held in a joint account with Ms. Snyder’s spouse and 2,000 shares of unvested restricted stock.
(24)	Includes 650 shares held in Mr. Tamburro’s spouse’s IRA account and 723 shares held in trust and custodial accounts for his children.
(25)	Includes 2,000 shares of unvested restricted stock.
(26)	Includes 30,836 shares which other executive officers own, including 16,000 shares of unvested restricted stock.
(27)	Includes 38,704 shares which other executive officers are entitled to purchase pursuant to warrants granted to founders of LINK based on their initial investment in LINK, and 28,000 options.

Warrants

In recognition of the financial risk and efforts undertook in organizing LINK, certain founding investors were granted warrants to purchase four shares of common stock at a purchase price of $10 per share for every one share the individual purchased during LINK’s initial offering in 2018-2019. In the aggregate, warrants to purchase 1,537,484 shares of common stock were granted to these individuals, which are exercisable for ten years from the date of grant.

Quorum and Vote Required

The presence in person or by proxy of at least majority of the total number of shares of LINK common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

Directors are elected by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” The ratification of the appointment of S.R. Snodgrass, P.C. as independent registered public accounting firm is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Attending the Annual Meeting

If you are a record holder or beneficial holder of our common stock, you will be able to attend the Annual Meeting online, ask questions and vote during the meeting. At the time of the meeting, visit https://web.lumiconnect.com/230437202. Once there, you should enter the control number in the field labeled “control number”. This can be found on your proxy card, voting instruction form or notice that you received previously. Enter the password: linkbancorp2024 (the password is case sensitive) in the field labeled “Password” and click the “login” button on the screen.

LINK encourages its shareholders to visit the meeting website above in advance of the Annual Meeting to familiarize themselves with the online access process. Shareholders should verify their internet connection prior to the Annual Meeting. If you have difficulty accessing the virtual Annual Meeting during check-in or during the meeting, please contact technical support as indicated on the Annual Meeting sign-in page. Shareholders will have substantially the same opportunities to participate in the virtual Annual Meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote and submit questions during a portion of the meeting via the online platform.

PROPOSAL I—ELECTION OF DIRECTORS

The Company’s Board of Directors is comprised of twenty-one members. The Company’s Bylaws provide that directors are each elected annually. The Company’s directors are elected to serve for a one-year period and until their respective successors shall have been elected and shall qualify. Accordingly, twenty-one directors will be elected at the Annual Meeting to serve for a one-year period until their respective successors shall have been elected and shall qualify. The Nominating and Corporate Governance Committee of the Board of Directors has nominated the following persons to serve as directors for one-year terms: Andrew Samuel, Mona D. Albertine, John W. Breda, Michael W. Clarke, Jennifer Delaye, David Doane, Anson Flake, Lloyd B. Harrison, III, William L. Jones, III, David H. Koppenhaver, Kenneth R. Lehman, Joseph C. Michetti, Jr., George Parmer, Debra Pierson, Diane Poillon, William Pommerening, George P. Snead, Kristen Snyder, James A. Tamburro, Steven I. Tressler and Robert C. Wheatley. All nominees are currently directors of LINK and, except for William Pommerening, LINKBANK (“LINKBANK” or the “Bank”).

The Board of Directors recommends a vote “FOR” the election of the nominees.

The table below sets forth certain information regarding the directors, nominees and executive officers who are not directors, including the terms of office of board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is against or abstain as to any nominee) will be voted at the Annual Meeting for the election of the proposed nominees. If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may determine. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected.

Name	Position(s) Held With LINK	Age(1)	Director Since		Term Expires
	DIRECTORS AND NOMINEES
Andrew Samuel	Chief Executive Officer and Director	62	2018		2024
Mona D. Albertine	Director	75	2023	(2)	2024
John W. Breda	Director	63	2023	(2)	2024
Michael W. Clarke	Director	63	2023	(2)	2024
Jennifer Delaye	Director	58	2018		2024
David Doane	Director	69	2023	(2)	2024
Anson Flake	Director	58	2019		2024
Lloyd B. Harrison, III	Director	67	2023	(2)	2024
Kenneth R. Lehman	Director	65	2023	(2)	2024
George Parmer	Director	84	2018		2024
Debra Pierson	Director	56	2018		2024
Diane Poillon	Director	54	2019		2024
William E. Pommerening	Director	65	2018		2024
William L. Jones, III	Director	69	2021		2024
David H. Koppenhaver	Director	75	2021		2024
Joseph C. Michetti, Jr.	Chairman of the Board	69	2021		2024
George P. Snead	Director	55	2023	(2)	2024
Kristen Snyder	Director	39	2021		2024
James A. Tamburro	Director	58	2023	(2)	2024
Steven I. Tressler	Director	69	2021		2024
Robert C. Wheatley	Director	68	2023	(2)	2024

Name	Position(s) Held With LINK	Age(1)	Director Since	Term Expires

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Carl Lundblad	President and Chief Risk Officer	53	N/A	N/A
Brent Smith	Executive Vice President, President of LINKBANK	41	N/A	N/A
Tiffanie Horton	Chief Credit Officer	43	N/A	N/A
Kristofer Paul	Chief Financial Officer	43	N/A	N/A
Deirdre Bonora	Chief Operations and Technology Officer	51	N/A	N/A

(1)	As of April 5, 2024.
(2)	Appointed pursuant to the Agreement and Plan of Merger by and between LINKBANCORP, INC. and Partners Bancorp (“Partners”) dated February 22, 2023.

Director Nominees

The biographies of each of the director nominees and executive officers are set forth below. With respect to the nominees, the biographies also contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director. LINK believes that each of these individuals have reputations for integrity, honesty, and adherence to high ethical standards. Each has demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service. Mr. Parmer is a director of Amesite Inc. (NASDAQ: AMST). Otherwise, none of the LINK directors are directors of any other publicly-traded company. Each director of LINK, except for William Pommerening, is also a director of LINKBANK, and if elected, each nominee will be appointed as a director of LINKBANK except for William Pommerening.

Andrew Samuel, Chief Executive Officer: Mr. Samuel has served as LINK’s and LINKBANK’s Chief Executive Officer and Director since their inception in 2018. Prior to the merger with GNB Financial Services, Inc. (“GNB”), Mr. Samuel served as Chairman of LINK. Prior to his service with LINK, Mr. Samuel served as President and Chief Executive Officer of Sunshine Bancorp, Inc. (NASDAQ: SBPC) and Sunshine Bank since October 2014 through its acquisition in January 2018. He served as a Director and President of Susquehanna Bancshares, Inc. (NASDAQ: SUSQ) and President and Chief Executive Officer and Chairman of the board of Susquehanna Bank, from February 2012 to October 2014. Prior to joining Susquehanna and, beginning in 2005, Mr. Samuel served as Chairman, Chief Executive Officer and President of Tower Bancorp, Inc. (NASDAQ: TOBC) and Graystone Bank, a de novo bank he co-founded in 2005 that grew to approximately $2.7 billion in assets at the time of the sale to Susquehanna Bancshares, Inc. Mr. Samuel has served in various executive and other positions at other financial institutions dating back to 1984, including Waypoint Financial Corp., Sovereign Bank, Fulton Bank, and Commonwealth National Banks/Mellon. Mr. Samuel’s leadership experience and vast knowledge of the banking industry led to his nomination to the board.

Mona D. Albertine, Director: Ms. Albertine has been a director of LINK since the consummation of the merger with Partners in November 2023 and prior to that served as a director of Partners since November 2019 and as a director of Virginia Partners Bank since it was established in 2007. Ms. Albertine is co-founder, President and owner of Jabberwocky Books, a retail establishment which has been part of the Fredericksburg, Virginia business community since 1985. She is also a managing partner of Albertine Properties, which owns and manages commercial real estate in downtown Fredericksburg. She served eight years on the Board of Visitors of the University of Mary Washington, two years as Vice Rector and two years as Rector. Ms. Albertine served on the board of Virginia Heartland Bank prior to its merger with Second National Bank of Culpeper. For more than 34 years she has served on numerous charitable boards in the Fredericksburg area, most recently, the Community Foundation of the Rappahannock River Region and The Women and Girls Fund, where she served as President, and as a director of the Fredericksburg Regional Chamber of Commerce. She currently serves as a Member Emeritus on the board of the University of Mary Washington Foundation. Ms. Albertine received a B.A. in International Relations from the University of Mary Washington in 1971. Ms. Albertine’s extensive experience in banking, in leadership, in small business, and in real estate led to her nomination to the board.

John W. Breda, Director: Mr. Breda has been a director of LINK since the consummation of the merger with Partners in November 2023 and prior to that served as a director of Partners since 2018. Mr. Breda served as President and Chief Executive Officer of Partners from December 2022 until completion of the merger and from July 2017 through November 2019. During the period from November 2019 through December 2022, he served as President and Chief Operating Officer of Partners. He was President and Chief Executive Officer of The Bank of Delmarva from July 2017 until the completion of the merger. He joined Partners and The Bank of Delmarva as Executive Vice President and Chief Credit Officer in August 2012. Prior to joining Partners, he served as Vice President of the Commercial Banking Team Leader/Group Manager, at M&T Bank from May 2011, and of Wilmington Trust Company from 1995 until that company was acquired by M&T Bank. Mr. Breda has over 35 years of banking experience. Mr. Breda graduated from Widener University with a B.S. in Business Administration. He is also a graduate of the Stonier Graduate School of Banking. Over the years he has been a member of the Wicomico Rotary Club, Greater Salisbury Committee, Salisbury-Wicomico Economic Development, Ocean City Development Corporation and Habitat for Humanity of Wicomico County. Mr. Breda’s service on the board of directors is supported by his many years of banking experience, and his knowledge of the Company’s business and its market areas.

Michael W. Clarke, Director: Mr. Clarke has been a director of LINK since the consummation of the merger with Partners in November 2023 and prior to that served as a director of Partners and Virginia Partners Bank since February 2021 and January 2021, respectively. Mr. Clarke brings over 39 years of experience in all aspects of commercial banking, corporate finance and capital management formation. Mr. Clarke is a senior portfolio advisor at FJ Capital Management assisting in the evaluation and management of investments in the U.S. financial services industry. Mr. Clarke represents FJ Capital and his own interests in service as a director of the Georgia Banking Company based in Atlanta, Georgia since February 2021. Mr. Clarke also serves as a manager of the Graystone Investment Fund, an entity focused on the development and operation of multi-family real estate located in proximity to “Power 5 Conference” Universities in the South East. Mr. Clarke served as a director of Atlantic Union Bankshares Corporation (Risk Management Committee) and Access National Corporation, including their banking subsidiaries, each of which was registered under Section 12 of the Exchange Act. Previously, Mr. Clarke served as President, Chief Executive Officer and a director of Access National Corporation from its formation in 2002 until being acquired by Atlantic Union Bankshares Corporation in February 2019. Prior to being the principal organizer of Access National Bank, Mr. Clarke had a long career in banking. Mr. Clarke graduated from Virginia Tech with a B.S. degree in finance and marketing. Mr. Clarke is actively involved in the community, including: Virginia Tech Foundation (Audit Chair); Virginia Bankers Association; Business Finance Group (an SBA Certified Development Company); and the Greater Reston Chamber of Commerce. Mr. Clarke’s qualifications to serve on the Company’s board include his extensive executive and directorial experience in community banks, his administrative and leadership qualities, and his knowledge of and contacts in the communities in which the Company operates, particularly the Greater Washington and Northern Virginia markets.

David C. Doane, Director: Mr. Doane has been a director of LINK since the consummation of the merger with Partners in November 2023 and prior to that served as a director of Partners beginning in 2023 and The Bank of Delmarva since 2017. Mr. Doane brings over 40 years of experience in audit, financial reporting and tax, as well as significant knowledge of community banking. Since 1986, Mr. Doane has been a certified public accountant at Jefferson, Urian, Doane & Sterner, P.A. From 1995 to 2003, Mr. Doane served on the board of directors of the Baltimore Trust Company. From 2003 to 2007, Mr. Doane served on the board of directors of the Mercantile Peninsula Bank. Mr. Doane also served on the Sussex County Advisory Board for WSFS Financial Corporation from 2007 to 2010. Mr. Doane’s experience in audit, financial reporting and tax led to his nomination to the board.

George Parmer, Director: Mr. Parmer is the Founder, President and Chief Executive Officer of Fine Line Homes, a family-owned company that started building homes in 1972. Mr. Parmer is also the President and Chief Executive Officer of Residential Warranty Company, a leading provider of insured new home warranties to the building industry. He previously served as an independent director of Sunshine Bank and Sunshine Bancorp, Inc. (NASDAQ: SBPC) from 2014 until its sale in 2018. In addition to his business venues, Mr. Parmer was a licensed public accountant, a member of the National Association of Accountants and is a member of the National Association of Home Builders. Mr. Parmer is a director of Amesite Inc (NASDAQ: AMST), a software company, partnering with educational institutions and businesses to improve learning with AI-driven technology. Mr. Parmer provides the board of directors with an in-depth knowledge of real estate and finance which led to his nomination to the board.

William Pommerening, Director: Mr. Pommerening is the chief executive officer and managing director of RP Financial, LC. He has provided consulting, valuation, merger and acquisition advisory and planning services to the financial services industry since 1983. He has previously served as a director of Sunshine Bancorp, Inc. (NASDAQ: SBPC) and Sunshine Bank from 2014 until 2018 and of Tower Bancorp, Inc. (NASDAQ: TOBC) from 2009 until its acquisition by Susquehanna Bancshares, Inc. in 2012. Mr. Pommerening’s vast experience with the financial services industry led to his nomination to the board.

Jennifer Delaye, Director: Ms. Delaye is the Founder and Chief Executive Officer of The JDK Group, a full-service event production firm that began operations in 1987. Ms. Delaye is also the Chief Operating Officer of Integrated Agriculture Systems (INTAG) where she has spearheaded the use of new-age agriculture systems in the event planning industry. Ms. Delaye is a member of the Leading Caterers of America organization and has started a number of restaurant businesses. In 2014 she was named Entrepreneur of the Year by the Harrisburg Chamber and has previously been named one of Pennsylvania’s “50 Best Women in Business.” Ms. Delaye’s wealth of entrepreneurial business experience and position as a community leader in LINKBANK’s markets led to her nomination to the board.

Debra Pierson, Director: Ms. Pierson is the President and Chief Executive Officer of Pierson Computing Connection, which she founded in 1993, specializing in providing technology solutions to state, local and education customers throughout the East Coast. She is a certified Project Management Professional (PMP). Ms. Pierson serves on the national board of directors of the Alzheimer’s Association. Ms. Pierson’s expertise in technology and business led to her nomination to the board.

Anson Flake, Director: Mr. Flake is the founder and CEO of TEAM Aurelius, a venture focused on health and human performance. He previously co-founded a sports medicine and healthcare manufacturing company, HydroWorx International, Inc. in 1993, serving as Chief Executive Officer from 1997 through 2016, when HydroWorx was acquired by a private equity firm. Mr. Flake received his Juris Doctor (J.D.) from Washburn University School of Law. He teaches entrepreneurship at Trinity High School (Camp Hill, Pa.) and is a founding board member of Harrisburg University’s Center of Innovation and Entrepreneurship. Mr. Flake’s entrepreneurial expertise, legal background and commitment to the local communities led to his selection to the board.

Lloyd B. Harrison, III, Director: Mr. Harrison has been a director of LINK since the consummation of the merger with Partners in November 2023 and prior to that served as a director of Partners since November 2019 and as a director of Virginia Partners Bank since it was established in 2007. Mr. Harrison served as Chief Executive Officer of Partners from November 2019 until December 2022. From December 2022 until the completion of the merger, he served as Senior Executive Vice President of Partners. Mr. Harrison served as President, Treasurer, Secretary and Chief Operating Officer of Virginia Partners Bank from its inception in 2007 to July 2014, at which time he became President and Chief Executive Officer of Virginia Partners Bank. In December 2020, Mr. Harrison ceased serving as President of Virginia Partners Bank but continued to serve as Chief Executive Officer of Virginia Partners Bank until the completion of the merger. Prior to his service with Virginia Partners Bank, Mr. Harrison served as President and Chief Executive Officer of Mercantile Southern

Maryland Bank and its predecessor, Calvert Bank and Trust, from 2001 to 2007. He has over 38 years of banking experience. Over the years, he has served on the boards of many civic and charitable organizations. Mr. Harrison’s extensive banking, leadership, and governance experience led to his nomination as a director.

Diane Poillon, Director: Ms. Poillon is President and Chief Executive Officer of Willow Valley Associates. She has 30 years of experience in the hospitality and real estate business at Willow Valley in roles including Chief Operating Officer, Executive Vice President of Focus Service Hotels, Director of Learning and Development, Director of Safety and Manager of Family Restaurant. Ms. Poillon is an active community leader in Central Pennsylvania, including positions on the boards of the Lancaster General Health Foundation, Lancaster Chamber of Commerce & Industry and Water Street Mission. Ms. Poillon’s real estate and business expertise and community leadership led to her nomination as a director.

William L. Jones, III, Director: Mr. Jones has been a director of LINK since the consummation of the merger with GNB in September 2021 and prior to that, was a director of GNB and Gratz Bank since 2017. A certified public accountant since 1980, Mr. Jones is the President and owner of Jones & Co., Certified Public Accountants. Mr. Jones’s strong accounting, finance and business experience led to his selection to the board.

David H. Koppenhaver, Director: Mr. Koppenhaver has been a director of LINK since the consummation of the merger with GNB in September 2021. He was previously a director of GNB and Gratz Bank. He is currently the President of Koppy’s Propane, Inc. which is a retailer of propane gas and related supplies. Mr. Koppenhaver is the father of Director Kristen Snyder. Mr. Koppenhaver’s strong business experience led to his selection to the board.

Kenneth R. Lehman, Director: Mr. Lehman has been a director of LINK since the consummation of the merger with Partners in November 2023 and prior to that served as a director of Partners and The Bank of Delmarva since 2014 and served as a director of Virginia Partners Bank since 2016. He is a private investor and former banking and securities attorney. Since 2016, Mr. Lehman has served as a director of several banks and bank holding companies, including three companies registered under Section 12 of the Exchange Act: Four Oaks Fincorp where he served as a director from 2014 through November 2017, First Capital Bancorp, Inc., where he served as a director from 2012 through January 2016, and Village Bank and Trust Financial Corp., where he served as a director from June 2016 to May 2018. In addition to his service as a director of the Company and LINKBANK, Mr. Lehman currently serves as a director of Marine Bancorp of Florida and its wholly-owned subsidiary Marine Bank and Trust Company, Vero Beach, Florida, BankFLORIDA Bancorp and BankFLORIDA, Dade City, Florida, and Locality Bank, Ft. Lauderdale, Florida. Mr. Lehman’s extensive experience as a director of financial institutions and as an advisor to financial institutions led to his selection to the board.

Joseph C. Michetti, Jr., Director: Mr. Michetti has been the Chairman of the Board of Directors of LINK since the consummation of the merger with GNB in September 2021 and prior to that, was a director of GNB and Gratz Bank since 2007 and served as Chairman of the GNB Board of Directors. He has been a licensed attorney since 1979 and is currently a partner in the law firm of Diehl, Dluge, Michetti & Michetti. Mr. Michetti’s legal and business experience led to his selection to the board.

George P. Snead, Director: Mr. Snead has been a director of LINK since the consummation of the merger with Partners in November 2023 and prior to that served as a director of Partners since November 2019 and as a director of Virginia Partners since it was established in 2007. Mr. Snead is a partner in Parrish Snead Franklin Simpson, PLC, a general practice law firm located in Fredericksburg, Virginia. Mr. Snead’s practice centers on estate planning and commercial transactions, specifically including commercial real estate purchases/sales, commercial leases, business organizations, and lending transactions. Mr. Snead graduated from Davidson College with a B.A. in Economics, and he received his law degree from the College of William and Mary. He has served as a member of the Board of Directors of Germanna Community College Educational Foundation, the Central Virginia Housing Coalition, the Massad Branch of the YMCA, the Fredericksburg Regional Chamber of

Commerce, the Board of Directors of the Central Rappahannock Heritage Center and the Board of Trustees of the Community Foundation of the Rappahannock River Region. Mr. Snead’s legal experience and knowledge of commercial real estate matters led to his selection to the board.

Kristen Snyder, Director: Ms. Snyder has been a director of LINK since the consummation of the merger with GNB in September 2021 and prior to that, was a director of GNB and Gratz Bank since 2018. Ms. Snyder is a principal of Koppy’s Propane, Inc., overseeing Operations, Finance, Safety and Human Resources. Prior to that, she served as Senior Analyst for JPMorgan Chase & Co. from 2007 to 2010. Ms. Snyder is the daughter of Director David H. Koppenhaver. Ms. Snyder’s business and finance experience led to her selection to the board.

James A. Tamburro, Director: Mr. Tamburro has been a director of LINK since the consummation of the merger with Partners in November 2023 and prior to that served as a director of Partners and The Bank of Delmarva since 2018. He previously served as a director of Liberty Bell Bank, a bank that was previously acquired by Partners. He has been an attorney in private practice with Tamburro Law Office, in Marlton, New Jersey, since 1999, and since 2014 he has been co-owner and manager of Global Contact Publishing Co.; and since 2016 a commercial/residential real estate broker with Berkshire Hathaway Real Estate, Marlton, New Jersey. Since 2012 he has served as an Ambassador of Georgetown University’s Alumni Admissions Program. Mr. Tamburro is a graduate of Georgetown University, where he earned a B.A., and Widener University School of Law, where he earned his J.D. Mr. Tamburro’s legal experience and knowledge of real estate finance and investing, along with his experience as a director of Liberty Bell Bank and The Bank of Delmarva and his knowledge of and contacts in the Company’s New Jersey market area led to his selection to the board.

Steven I. Tressler, Director: Mr. Tressler has been a director of LINK since the consummation of the merger with GNB in September 2021 and prior to that, was a director of GNB and Gratz Bank since 2011. He is the former Chief Executive Officer of The Herndon National Bank, having served as such from 1990 until his retirement following the acquisition of The Herndon National Bank by GNB in 2011. Mr. Tressler’s business and banking experience led to his selection to the board.

Robert C. Wheatley, Director: Mr. Wheatley has been a director of LINK since the consummation of the merger with Partners in November 2023 and prior to that served as a director of Partners and The Bank of Delmarva since 1998. Mr. Wheatley has been the managing member and owner of The Whayland Group LLC, a real estate project management and consulting firm since 2009, and was President and owner of The Whayland Company, Inc., a commercial construction company from 1993 to 2013. He serves on the Sussex County Planning and Zoning Commission, the Delaware Association of Professional Engineers, the Laurel Development Corp., Delaware Economic and Environmental Development Commission and other public and private economic development initiatives. A graduate of Salisbury University, he is also an associate real estate broker with Keller Williams Realty, Inc. since 2016. Mr. Wheatley’s service on the Board is supported by his extensive knowledge of commercial real estate and real estate development matters in Delmarva, along with his knowledge of and contacts in the Delmarva communities.

Executive Officers Who Are Not Directors

Carl Lundblad, President and Chief Risk Officer: Mr. Lundblad has served as LINK’s President and Chief Risk Officer since 2019. Mr. Lundblad has more than 25 years of strategic, legal and operational leadership experience in the financial services industry, including as Executive Vice President and Chief Legal and Administrative Officer of Susquehanna Bancshares, Inc. (NASDAQ: SUSQ) from 2012 to 2015, up to and including the successful acquisition of Susquehanna by BB&T Corporation (now Truist Financial Corporation). Prior thereto, he served as Executive Vice President and General Counsel of Graystone Bank and Tower Bancorp, Inc. (NASDAQ: TOBC) from 2007 to 2012. Previously, he was a partner and manager of the Banking & Securities practice at the law firm of Rhoads & Sinon LLP. From 2016 to 2019, Mr. Lundblad served as Chief Executive Officer of Ten Thousand Villages, a nonprofit fair-trade retail and wholesale organization.

Brent Smith, Executive Vice President and President of LINKBANK: Mr. Smith served as the President and a Director of LINKBANK as well as Executive Vice President of LINK since their inception in 2018. Prior thereto, Mr. Smith most recently served as Sunshine Bank’s Senior Vice President, Corporate Development since 2014. Prior to joining Sunshine Bank, he was vice president and director of brokerage services at Susquehanna Bank from 2012 to 2014. He joined Susquehanna after the acquisition of Tower Bancorp, Inc. where he had served as Vice President and Director of Investor Relations from 2009 to 2012.

Kristofer Paul, Chief Financial Officer: Mr. Paul has served as LINK’s Chief Financial Officer since February 2021. Prior thereto, Mr. Paul most recently served as Vice President and Controller of Hersha Hospitality Trust (NYSE: HT) since 2016, where he oversaw the financial reporting and accounting functions. He has significant experience in the financial services industry having served as Senior Vice President and Controller of Orrstown Bank from 2012 to 2016 and as Chief Accounting Officer of Tower Bancorp, Inc. (NASDAQ: TOBC) from 2008 to 2012, joining from KPMG LLP where he supported public and private companies in multiple industries from 2002 to 2008. Mr. Paul is licensed as a Certified Public Accountant.

Tiffanie Horton, Chief Credit Officer: Ms. Horton has served as LINK’s Chief Credit Officer since its inception in 2018. Prior thereto, Ms. Horton served as Vice President, Credit Administration at Sunshine Bank since 2015. From 2009 to 2015, Ms. Horton was Vice President, Regional Credit Officer II at Graystone Bank and its successor, Susquehanna Bank. Ms. Horton also worked at Sovereign Bank as a Commercial Portfolio Manager II between 2007 and 2009 and as a Financial Analyst at Waypoint Bank (acquired by Sovereign) between 2003 and 2005.

Deirdre Bonora, Chief Operations and Technology Officer: Ms. Bonora joined LINKBANK as Chief Technology Officer in December 2022 before transitioning into the role of Chief Operations and Technology Officer in May 2023. With technology and software engineering experience within banking and other industries, she brings a wealth of knowledge to the Company. Prior to her role at LINKBANK, she worked as Chief Information Officer at Orrstown Bank from 2018 to 2022. She earned a Bachelor of Science in Business Administration degree in Business Information Systems from Shippensburg University. Ms. Bonora currently serves on the Harrisburg University IT Board of Advisors and actively supports women in STEM and girls in STEM programs.

Board Diversity Disclosure

In accordance with the Nasdaq Listing Rule 5606, each Nasdaq-listed company must annually disclose information on each director’s voluntary self-identified characteristics. The table below includes information on the diversity of the Board of Directors based upon such information voluntarily provided by each director.

Board Diversity Matrix (as of March 1, 2024)
Board Size:
Total Number of Directors	21
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity:
Directors	5	16	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	5	15	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Board Independence

Based on information provided by each director concerning his or her background, employment and affiliations, LINK believes that all of the directors other than Messrs. Samuel, Breda and Harrison are “independent” directors as defined in the Nasdaq Listing Rules. Mr. Samuel, who serves as LINK’s Chief Executive Officer, is an executive officer and therefore is not considered to be independent. Mr. Breda is an officer of LINKBANK and therefore is not considered to be independent. Mr. Harrison is not considered to be independent based on the compensation he has received from LINKBANK. In evaluating the independence of the Company’s independent directors, the Board considered, in addition to the transactions reported under “Transactions with Certain Related Persons” below, the Bank’s purchase of catering services from a company in which Ms. Delaye has a controlling interest; propane supplies purchased from a company in which Mr. Koppenhaver and Ms. Snyder have a controlling interest; legal services engaged from a law firm in which Mr. Michetti has a controlling interest; and air and surface disinfection products from a company in which Mr. Pommerening has a controlling interest.

Board Leadership Structure and Risk Oversight

The Board of Directors is chaired by Joseph C. Michetti, Jr, who is an independent director. Andrew Samuel is Chief Executive Officer. LINK believes that its leadership structure, in which the roles of Chairman and CEO are separate, together with experienced and engaged independent directors and independent key committees, will be effective and is the optimal structure for the Company and its shareholders at this time.

The Board of Directors is actively involved in oversight of risks that could affect the Company. The Board-level Enterprise Risk Management Committee, chaired by Mr. Pommerening, oversees risk reporting to the Board of Directors and plays an important role in the Company’s risk management program. The risk management program is overseen by the Chief Risk Officer, who is responsible for effectuating effective risk management oversight, identification, measurement, monitoring and reporting across the organization. The Chief Risk Officer chairs the management-level Enterprise Risk Committee, which provides integrated oversight of the many risks affecting the organization, including strategic, reputational, financial, credit, market and interest rate, liquidity, operational, compliance, technology and other external risks. The Board-level Enterprise Risk Management Committee receives quarterly reports on all risk categories, including current and emerging risks, as well as the performance of risk management activities throughout the organization. The committee also monitors the activities of management-level committees engaged with various risks, including the Bank’s Asset Liability Committee, Information Security Committee, and Compliance Committee. In turn, the committee provides quarterly reports to the full board of directors.

References to the Company’s Website Address

References to the Company’s website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules. These references are not intended to, and do not, incorporate the contents of the website by reference into this proxy statement or the accompanying materials.

Anti-Hedging Policy

The Company’s Policy on Inside Information & Insider Trading includes an anti-hedging policy, which prohibits directors, officers and other employees from engaging in or effecting any transaction designed to hedge or offset declines in the market value of the Company’s securities. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Company common stock would affect the value of the shares of Company common stock owned by an officer, director or other employee is prohibited. Cashless exercises of employee stock options are not deemed short sales and are not prohibited.

Code of Ethics

The Company has adopted a Code of Ethics that is applicable to its senior financial officers, including the principal executive officer, principal financial officer, principal accounting officer and all officers performing similar functions. The Company has posted this Code of Ethics on its Investor Relations website at https://ir.linkbancorp.com under “Governance Documents.” Amendments to and waivers from the Code of Ethics will also be disclosed on the Company’s website.

Attendance at Annual Meetings of Shareholders

The Company does not have a written policy regarding director attendance at the annual meetings of shareholders, although directors are expected to attend these meetings absent unavoidable scheduling conflicts. All directors then standing for election attended the Annual Meeting of Shareholders on May 25, 2023.

Communications with the Board of Directors

Any shareholder who wishes to communicate with the Board of Directors or an individual director may do so by writing to: LINKBANCORP, Inc., 1250 Camp Hill Bypass, Suite 202, Camp Hill, PA 17011, Attention: Corporate Secretary. The letter should indicate that the sender is a shareholder and if shares are not held of record, should include appropriate evidence of stock ownership. Communications are reviewed by the Corporate Secretary and are then distributed to the Board of Directors or the individual director, as appropriate, depending on the facts and circumstances outlined in the communications received. The Corporate Secretary may attempt to handle an inquiry directly or forward a communication for response by the director or directors to whom it is addressed. The Corporate Secretary has the authority not to forward a communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Meetings and Committees of the Board of Directors

The business of LINK is conducted at regular and special meetings of the Board of Directors and its committees. In addition, the “independent” members of the Board of Directors (as defined in the listing rules of the NASDAQ Stock Market) regularly meet in executive sessions. The primary committees of the Board of Directors of LINK are the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee.

The Board of Directors held 15 meetings during the year ended December 31, 2023. No member of the Board of Directors of LINK or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees on which he or she served (during the periods that he or she served).

Audit Committee. The Audit Committee is comprised of Directors Jones (Chairman), Doane, Flake, Snyder and Wheatley, each of whom is “independent” in accordance with applicable Securities and Exchange Commission rules and Nasdaq listing rules. The Audit Committee also serves as the audit committee of the board of directors of LINKBANK. The Board of Directors has determined that Director Jones (Chairman) qualifies as an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules. In addition, each Audit Committee member has the ability to analyze and evaluate the Company’s financial statements as well as an understanding of the Audit Committee’s functions. The Audit Committee reviews the financial records and affairs of LINK and monitors adherence in accounting and financial reporting to accounting principles generally accepted in the United States of America. The Audit Committee of LINK met eight times during the year ended December 31, 2023.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of Directors Koppenhaver (Chairman), Parmer, Pierson and Snead, each of whom is independent in accordance with Nasdaq listing rules. The Nominating and Corporate Governance Committee also serves as the nominating committee of the board of directors of LINKBANK. The Nominating and Corporate Governance Committee of LINK met two times during the year ended December 31, 2023. The purpose of the committee is to assist the Board in identifying individuals to become directors, determine the size and composition of the Board and its committees, monitor Board effectiveness and implement corporate governance guidelines.

The Committee identifies nominees for the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of gaining new perspectives. If any member of the Board does not wish to continue in service, or if the Committee decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. If a candidate is deemed eligible for election to the Board of Directors, the Board of Directors will then evaluate the following criteria in selecting nominees:

(1)	contributions to the range of talent, skill and expertise of the Board of Directors;

(2)

financial, regulatory and business experience, knowledge of the banking and financial service industries, familiarity with the operations of public companies and ability to read and understand financial statements, and legal or real estate experience;

(3)	familiarity with the Company’s market area and participation in and ties to local businesses and local civic, charitable and religious organizations;

(4)	personal and professional integrity, honesty and reputation;

(5)	the ability to represent the best interests of the Company’s shareholders and the best interests of the Company;

(6)	the need for gender and ethnic diversity on the Board; and

(7)	independence, as that term is defined under applicable Securities and Exchange Commission and NASDAQ listing criteria.

The Company’s goal is to have a Board of Directors whose members have diverse professional backgrounds and have demonstrated professional achievement with the highest personal and professional ethics and integrity and whose values are compatible with those of LINK.

The Nominating and Corporate Governance Committee may consider qualified candidates for director suggested by shareholders. Shareholders can suggest qualified candidates for director by writing to the Corporate Secretary at 1250 Camp Hill Bypass, Suite 202, Camp Hill, PA 17011. Shareholders wishing to suggest a candidate for director should write to the Company’s Secretary and must include:

•	A statement that the writer is a shareholder and is proposing a candidate for consideration by the Board of Directors;

•	The name and address of the shareholder as they appear on the Company’s books, and of the beneficial owner, if any, on whose behalf the nomination is made;

•	The class or series and number of shares of the Company’s capital stock that are owned beneficially or of record by such shareholder and such beneficial owner;

•

A description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

•	A representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the nominee named in the shareholder’s notice;

•	The name, age, personal and business address of the candidate, the principal occupation or employment of the candidate;

•	The candidate’s written consent to serve as a director;

•

A statement of the candidate’s business and educational experience and all other information relating to such person that would indicate such person’s qualification to serve on the Company’s Board of Directors; and

•	Such other information regarding the candidate or the shareholder as would be required to be included in the Company’s proxy statement pursuant to SEC Regulation 14A.

To be timely, the submission of a candidate for director by a shareholder must be received by the Secretary at least 120 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of shareholders; provided, that if (i) less than 90 days’ prior public disclosure of the date of the meeting is given to shareholders and (ii) the date of the annual meeting is advanced more than 30 days prior to or delayed more than 30 days after the anniversary of the preceding year’s annual meeting, a shareholder’s submission of a candidate will be timely if delivered or mailed to and received by the Company’s Secretary no later than the 10th day following the day on which public disclosure (by press release issued through a nationally recognized news service, a document filed with the SEC, or on a website maintained by the Company) of the date of the annual meeting is first made.

Submissions that are received and that satisfy the above requirements are forwarded to the Nominating and Corporate Governance Committee for further review and consideration, using the same criteria to evaluate the candidate as it uses for evaluating other candidates that it considers. There is a difference between the recommendations of nominees by shareholders pursuant to this policy and a formal nomination (whether by proxy solicitation or in person at a meeting) by a shareholder. Any such nominations must comply with applicable law and provisions of the Bylaws of the Company. See “Shareholder Proposals and Nominations.”

Compensation Committee. The Compensation Committee is comprised of Directors Parmer (Chairman), Pierson, Tressler, Lehman and Albertine, each of whom is independent in accordance with Nasdaq listing rules. No member of the Compensation Committee is a current or former officer or employee of LINK or LINKBANK. The Compensation Committee also serves as the compensation committee of the board of directors of LINKBANK. The Compensation Committee of LINK met seven times during the year ended December 31, 2023.

The Compensation Committee is responsible for establishing the compensation philosophy, developing compensation guidelines, establishing the compensation of the Chief Executive Officer and the other senior executive officers. No executive officer who is also a director participates with respect to decisions on his or her compensation. The Compensation Committee also administers stock-based incentive and compensation plans. The Compensation Committee may retain, at its discretion, compensation consultants to assist it in making compensation related decisions. In 2023, the Compensation Committee engaged Meridian Compensation Partners LLC to support the Committee’s development of a peer group for compensation benchmarking and to provide relevant compensation data for such peer group.

The Compensation Committee retains responsibility for all compensation determinations as to executive officers. The Compensation Committee may utilize information and benchmarks from an independent compensation consulting firm, and from other sources, to determine how executive compensation levels compare to those companies within the industry. The Compensation Committee may review published data for companies of similar size, location, financial characteristics and stage of development among other factors.

In designing the compensation program for LINK, the Committee takes into consideration methods to avoid encouraging the taking of excessive risk by executive management or by any other employees. The Committee assessed risks posed by the incentive compensation paid to executive management and other employees and determined that LINK’s compensation policies, practices and programs do not pose risks that are reasonably likely to have a material adverse effect on LINK.

Other Committees. The Company Board also has a standing Enterprise Risk Management Committee, and the Bank Board has a standing Directors Loan Committee.

Audit Committee Report

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting material,” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended.

Management has the primary responsibility for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2023;

•	Discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission; and

•

Received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm their independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission.

The Audit Committee

William L. Jones, III (Chairman)

David Doane

Anson Flake

Kristen Snyder

Robert Wheatley

Executive Officer Compensation

Summary Compensation Table. The following table sets forth information concerning the compensation of Andrew Samuel, the principal executive officer, and the other three most highly compensated executive officers during the fiscal year ended December 31, 2023. Each individual listed in the table below is referred to as a named executive officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Andrew Samuel	2023	634,616	550,000	—		112,000	525,000	19,963	1,841,579
Chief Executive Officer	2022	625,000	—	—		—	264,062	19,652	908,714
Carl Lundblad	2023	312,308	225,000	—		70,000	240,000	23,861	871,169
President and Chief Risk Officer	2022	305,000	—	—		—	97,234	20,557	422,791
Brent Smith	2023	280,769	175,000	—		56,000	210,000	25,331	747,100
Executive Vice President, President of LINKBANK	2022	275,000	—	—		—	87,670	22,421	385,091
Wesley Weymers(4)	2023	42,692	—	—		—	—	1,258,892	1,301,584
Executive Vice President, Executive Chairman of LINKBANK	2022	300,000	250,000	16,590	(1)	—	—	27,326	593,916

(1)

In accordance with FASB ASC Topic 718, the reported amount is the grant date fair value computed based upon the Black-Scholes option valuation model, and the actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance that the value of an option realized by a named executive officer will be at or near the value shown above. The assumptions used in the calculation of the amount shown is included in footnote 16 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

(2)

In accordance with FASB ASC Topic 718, the reported amount is the grant date fair value. The assumptions used in the calculation of the amount shown is included in footnote 16 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

(3)	The amounts in this column include the following elements of compensation:

Name	Year	401(k) Match ($)	Deferred Compensation Plan ($)	Life Insurance ($)	Country Club Dues ($)	Company Car ($)	Separation Payments ($)(a)	Total ($)
Andrew Samuel	2023	12,500	—	1,411	4,800	1,252	—	19,963
Carl Lundblad	2023	9,369	12,000	750	—	1,742	—	23,861
Brent Smith	2023	8,403	10,500	324	4,800	1,304	—	25,331
Wesley Weymers	2023	1,341	—	2,921	—	2,500	1,252,130	1,258,892

(a)

These amounts are payable pursuant to the Retirement Separation Agreement entered into with Mr. Weymers on February 21, 2023, which superseded and fully replaced his existing employment agreement, dated December 10, 2020. Pursuant to the Retirement Separation Agreement, Mr. Weymers received a cash lump sum payment of $620,500 subject to required tax withholding, payable within five (5) business days following Mr. Weymers’ retirement date (February 21, 2023) and will receive a second cash lump sum payment of $620,500, subject to required tax withholding, payable within five (5) business days of the one-year anniversary of Mr. Weymers retirement date. In addition, in accordance with the Retirement Separation Agreement, Mr. Weymers received $11,130 in continued health and welfare benefits during 2023.
(4)	Mr. Weymers retired effective February 21, 2023.

Cash Bonus Awards. In December 2023, in recognition of efforts related to the successful completion of the Company’s merger with Partners Bancorp and subsequent systems conversion, the Board of Directors awarded discretionary cash bonuses for 2023 to executive officers, including the awards to the named executive officers as set forth in the above table.

Short-Term Cash Incentive Plan. On December 22, 2022, the Company established the annual performance goals under the LINKBANCORP, Inc. Executive Incentive Plan (the “Incentive Plan”) for the 2023 plan year. Messrs. Samuel, Lundblad and Smith were participants in the Incentive Plan in 2023. The Incentive Plan is based on overall performance against pre-defined performance metrics. These factors may change from year to year and may be based on measures such as return on assets, return on equity, earnings per share or net income, credit quality metrics, and additional strategic objectives appropriate for the plan year. The performance factors and weighing of the factors are determined at the beginning of each plan year. Each factor has quantifiable objectives consisting of threshold, target, and maximum goals. The award opportunities are calculated as a percentage of the participant’s base salary.

Annual goals are determined at the beginning of each plan year and may change from year to year. The goals are established by the Compensation Committee, with input from the Chief Executive Officer. The Incentive Plan provides that if a performance factor is satisfied as a result of inappropriate risk, that performance factor will be deemed to not have been met for purposes of quantifying payments under the Incentive Plan. The Company’s Board of Directors also has discretion to reduce incentive payments, on an individual or group basis, by as much as 100% if it is determined that excessive risk has been taken.

For the 2023 plan year, the Compensation Committee established the goals for determining annual incentive awards payable to the eligible named executive officers, based on the following performance measures: (1) pre-tax core net income; (2) credit quality; (3) return on assets; (4) the achievement of pre-established strategic objectives related to the named executive officer’s position. The target payout level range (as a percentage of base salary) for the Chief Executive Officer and other named executive officers was 50% to 100% and 40% to 80%, respectively.

In accordance with terms of the Incentive Plan applicable to treatment upon the occurrence of a merger of equals, the Compensation Committee authorized the payments to the named executive officers under the Incentive Plan for the 2023 plan year as set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Employment Agreements

Andrew Samuel, Carl Lundblad and Brent Smith. On October 28, 2021, the Company and LINKBANK (collectively, the “Employer”) entered into employment agreements with Andrew S. Samuel, Carl Lundblad and Brent Smith (collectively, the “Employment Agreements” or individually, the “Employment Agreement”).

The term of the Employment Agreements is three years (two years for Messrs. Lundblad and Smith) and commencing as of October 28, 2022, and on each subsequent October 28, thereafter, the term of the Employment Agreements will renew for an additional year so that the remaining term will again become three years (two years for Messrs. Lundblad and Smith) unless the Employer or the executive gives written notice to the contrary not less than ninety (90) days prior to a renewal date. In the event written notice of non-renewal is provided, the executive would have no right to receive compensation or other benefits under the Employment Agreement other than payment of the executive’s accrued benefits (as defined in the Employment Agreement), as of the date of the expiration of the Employment Agreement or until the executive voluntarily terminates employment, whichever occurs earlier. The current annual base salaries under the Employment Agreements with Messrs. Samuel, Lundblad and Smith are $750,000, $400,000, and $350,000, respectively. In addition to base salary, the Employment Agreements provide for, among other things, participation in bonus programs and other benefit plans and arrangements applicable to executive officers.

The Employer may terminate the executive’s employment for “cause” (as defined in the Employment Agreement) at any time, in which event the executive would have no right to receive compensation or other benefits for any period after his termination of employment except for the executive’s accrued benefits. Certain events resulting in the executive’s termination of employment entitle the executive to severance benefits. In the event of the executive’s involuntary termination of employment or in the event of a voluntary termination for “good reason” (as defined in the Employment Agreement), the executive would become entitled to a severance payment in the form of a cash lump sum payment equal to three times (two times for Messrs. Lundblad and Smith) the executive’s annual base salary and the average cash bonus and other cash incentive compensation earned by the executive with respect to the three calendar years immediately preceding the year of termination. In addition, the executive would become entitled to the continuation of life, disability, medical insurance and other health and welfare benefits for the earlier of three years (two years for Messrs. Lundblad and Smith) or until the executive obtains substantially similar benefits through other employment, or if the coverage cannot be provided because the executive is no longer an executive, the Employer shall reimburse the executive in an amount equal to the monthly premium paid by the executive to obtain substantially similar health and welfare benefits which reimbursement shall continue until the earlier of the expiration of three years from the date of termination of employment or until the executive obtains substantially similar benefits through other employment.

In the event of a “change in control” (as defined in the Employment Agreements) of the Employer followed within two years by the executive’s involuntary termination of employment for a reason other than for cause or upon his voluntary termination for good reason, the executive would become entitled to a severance payment in the form of a cash lump sum payment equal to three times (two times for Messrs. Lundblad and Smith) the executive’s annual base salary and the average cash bonus and other cash incentive compensation earned by the executive with respect to the three calendar years immediately preceding the year of termination. In addition, the executive would become entitled to the continuation of life, disability, medical insurance and other health and welfare benefits for the earlier of three years (two years for Messrs. Lundblad and Smith) or until the executive obtains substantially similar benefits through other employment, or if the coverage cannot be provided because the executive is no longer an executive, the Employer shall reimburse the executive in an amount equal to the monthly premium paid by the executive to obtain substantially similar health and welfare benefits which reimbursement shall continue until the earlier of the expiration of three years from the date of termination of employment or until the executive obtains substantially similar benefits through other employment. In the event that an excise tax under Sections 280G and 4999 of the Internal Revenue Code would be assessed on the payments or other benefits received under the Employment Agreement in connection with a change in control of the Employer, the executive would receive either: (1) all the payments and benefits to which the executive is entitled under the Employment Agreement, subject to the excise tax; or (2) have such payments and benefits reduced by the minimum amount necessary so that the excise tax will not apply, if such reduction would result in a greater net after-tax benefit to the executive. In connection with the Company entering into the Agreement and Plan of Merger, dated February 22, 2023, with Partners Bancorp (the “Partners Merger Agreement”), the Company, with the consent of the executives, amended the employment agreements to provide that the transactions contemplated in the Partners Merger Agreement will not constitute a change in control under the employment agreements.

Upon termination of the executive’s employment, the executive will be subject to certain restrictions on the executive’s ability to compete or to solicit business or employees of the Employer for a period of eighteen (18) months (one year for Messrs. Lundblad and Smith) following his termination of employment. The Employment Agreements also include provisions protecting the Employer’s confidential business information.

Wesley M. Weymers. On February 21, 2023, the Company and LINKBANK entered into a Retirement Separation Agreement (the “Retirement Agreement”) with Mr. Weymers. Under the Retirement Agreement, which superseded and fully replaced his prior employment agreement, dated December 10, 2020, Mr. Weymers received a lump sum payment of $620,500 subject to required tax withholding, payable within five (5) business days following Mr. Weymers’ retirement date of February 21, 2023, and will receive a second lump sum payment of $620,500, subject to required tax withholding, payable within five (5) business days of the one-year anniversary of Mr. Weymers retirement date. In addition, subject to his timely election under COBRA, Mr. Weymers is entitled to continued health and welfare benefits through March 6, 2024, which period runs concurrently with the applicable COBRA period. In further consideration of payments and benefits under the Retirement Agreement, Mr. Weymers has agreed that for a period of twelve months he will remain available to provide consulting services to the Company and LINKBANK and will be subject to a three-year non-solicitation covenant and a three-year non-competition covenant.

Deferred Compensation Agreements

The Bank entered into deferred compensation agreements (collectively, the “Deferral Agreements”) with Carl Lundblad and Brent Smith. The purpose of the Deferral Agreements is to provide Messrs. Lundblad and Smith with retirement benefits and tax-planning opportunities.

Under the Deferral Agreements, Messrs. Lundblad and Smith may annually elect to defer the payment of a portion of their base salary and/or bonus by filing a deferral election form with the plan administrator, setting forth the amount of the deferral and its duration. Benefits under the Deferral Agreements will be paid to the executives upon termination of employment after “normal retirement age,” upon “early termination,” or upon a “disability” (as each terms are defined in the Deferral Agreements) prior to normal retirement age. Benefits will be distributed in 180 monthly installments if termination of employment occurs after normal retirement age or 120 monthly installments upon the occurrence of an early termination or disability, with the payment commencing in the month following the payment event. In the event a “change in control” (as defined in the Deferral Agreements) followed within twenty-four (24) months by a termination of employment prior to the executive’s normal retirement age, the executive’s deferral account will be paid in a lump sum within thirty (30) days following the date of termination of employment. In addition to any deferrals, the Bank will make a contribution to the executive’s deferral account until the earliest of termination of employment, normal retirement age, disability or death of the executive, in an amount up to 15% of base salary based on the Company’s operating return on assets (as defined in the Deferral Agreements). The executive’s deferral account will be credited with interest at a rate equal to the crediting rate (as defined in the Deferral Agreements).

Mr. Weymers is party to a deferred compensation agreement with the Bank and is fully vested in the account balance. In connection with his retirement, under the terms of the deferred compensation agreement, Mr. Weymers is entitled to his deferred account balance, payable in 120 equal monthly installments.

Supplemental Executive Retirement Plan Agreements

On October 28, 2021, LINKBANK entered into a supplemental executive retirement plan agreement (the “Samuel SERP”) with Mr. Samuel to provide certain benefits upon retirement or other termination of employment. The Samuel SERP was subsequently amended effective December 1, 2023 to provide that upon Mr. Samuel’s separation from service (as defined in the Samuel SERP) after normal retirement age (age 70), Mr. Samuel will be entitled to an annual benefit in the amount of $600,000, payable in monthly installments over a period of fifteen (15) years, commencing the month following separation from service. In the event of a separation from service prior to normal retirement age, except when such separation from service is an involuntary termination (as defined in the Samuel SERP) or termination for good reason (as defined in the Samuel SERP) occurring within two years after a change in control (as defined in the Samuel SERP) or a termination for cause (as defined in the Samuel SERP), Mr. Samuel will be entitled to a reduced benefit, payable in monthly installments over a period of fifteen (15) years, commencing the month following separation from service. If a change in control (as defined in the Samuel SERP) occurs, followed within twenty-four (24) months by an involuntary termination or termination for good reason prior to normal retirement age, the executive will be entitled to an annual benefit in the amount of $600,000, payable in monthly installments over a period of fifteen (15) years, commencing the month following separation from service; provided; however, that the Samuel SERP was amended to exclude the transactions contemplated under the Partners Merger Agreement from the definition of change in control. The Samuel SERP also provides a death benefit, payable in a lump sum, in the event Mr. Samuel dies prior to a separation from service. In the event the executive is terminated by LINKBANK for cause (as defined in the Samuel SERP), Mr. Samuel will not receive any benefits under the Samuel SERP.

LINKBANK is also party to an Executive Supplemental Retirement Plan (the “Weymers SERP”) with Wesley M. Weymers. Mr. Weymers retired effective February 21, 2023. In connection with his retirement, under the terms of the Weymers SERP, Mr. Weymers is entitled to an annual benefit equal to $72,000, payable in equal monthly installments for fifteen (15) years.

Split Dollar Life Insurance Plan

Pursuant to a Split Dollar Life Insurance Plan, each of the participating officers of LINKBANK is entitled to certain life insurance coverage in connection with certain bank-owned life insurance purchased by LINKBANK. If a participating officer dies prior to a separation from service to LINKBANK, then such officer’s designated beneficiary shall be entitled to receive the lesser of $100,000 or the net death proceeds under the purchased policy, after subtracting the greater of the policy’s cash surrender value or the aggregate premiums paid by LINKBANK. Messrs. Samuel, Lundblad and Smith are participants in the Split Dollar Life Insurance Plan.

2019 Equity Incentive Plan

The LINKBANCORP, Inc. 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”) permitted the Company to grant stock options to its officers, employees, and directors. There were 450,000 shares of common stock authorized for issuance under the 2019 Equity Incentive Plan. The 2019 Equity Incentive Plan is administered by the members of the Company’s Compensation Committee who are “Disinterested Board Members,” as defined in the 2019 Equity Incentive Plan. Under the 2019 Equity Incentive Plan, the exercise price of stock options may not be less than the fair market value on the date the stock option is granted. As of December 31, 2023, options for 371,500 shares were outstanding at a weighted average per share exercise price of $10.32, of which 274,000 have vested. As of December 31, 2023, no shares remain available for grant under the 2019 Equity Incentive Plan.

2022 Equity Incentive Plan

The LINKBANCORP, Inc. 2022 Equity Incentive Plan (“2022 Equity Incentive Plan”) permits the Company to grant stock options, restricted stock awards, and restricted stock units to its officers, employees, and directors The 2022 Equity Incentive Plan is administered by the members of the Company’s Compensation Committee who are “Disinterested Board Members,” as defined in the 2022 Equity Incentive Plan. Up to 475,000 shares of Company common stock were authorized for issuance pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units under the 2022 Equity Incentive Plan. For a non-employee director, the sum of the grant date fair value of equity awards granted under the 2022 Equity Incentive Plan, including stock options, restricted stock and restricted stock units may not exceed $50,000 for any calendar year. An employee may not: (i) receive a grant of more than 30,000 stock options during any calendar year, and (ii) the sum of the grant date fair value of restricted stock and restricted stock units may not exceed $500,000 for any calendar year. Under the 2022 Equity Incentive Plan, the exercise price of stock options may not be less than the fair market value on the date the stock option is granted. As of December 31, 2023, options for 142,500 shares were outstanding at a weighted average per share exercise price of $8.16, of which 16,500 have vested. As of December 31, 2023, 87,000 restricted stock awards were outstanding, none of which have vested. As of December 31, 2023, 245,500 shares remain available for grant under the 2022 Equity Incentive Plan.

2022 Employee Stock Purchase Program

The Company adopted the LINKBANCORP, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), which was approved by shareholders in May 2022. The ESPP enables eligible employees to purchase common stock through payroll deductions. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and its regulations. Up to 475,000 shares of common stock, subject to adjustments, may be issued under this ESPP. The Compensation Committee may limit a participant’s purchase to a specific number of shares or to a specific percentage of compensation; provided that in no event may a participant elect to purchase shares of common stock of the Company with a fair market value in excess of $25,000. As of December 31, 2023, 21,494 shares were purchased and 453,506 shares remain available for grant under the 2022 Employee Stock Purchase Program.

Outstanding Equity Awards at Fiscal Year End

The following table shows stock options outstanding and unvested restricted stock awards for each named executive officer as of December 31, 2023.

		Option Awards				Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shared that have not vested (#)(2)	Market value of shared that have not vested ($)(3)
Andrew Samuel	10/21/2019	32,000	8,000	10.00	10/21/2029	—	—
	8/31/2023	—	—	—	—	16,000	$127,520
Carl Lundblad	6/14/19	24,000	6,000	10.00	06/14/2029	—	—
	8/31/2023	—	—	—	—	10,000	$79,700
Brent Smith	6/14/2019	32,000	8,000	10.00	06/14/2029	—	—
	8/31/2023	—	—	—	—	8,000	$63,760
Wesley Weymers	10/28/2021	1,400	—	12.98	10/28/2031	0	0

(1)

The options vest annually on each anniversary of the grant date in equal installments over 5 years. Vesting may be accelerated under certain conditions or at the discretion of the Company’s Compensation Committee.

(2)

The restricted stock awards vest annually on each anniversary of the grant date in equal installments over 5 years. Vesting may be accelerated under certain conditions or at the discretion of the Company’s Compensation Committee.

(3)	Market value is calculated on the basis of $7.97 per share, which was the closing sales price for our common stock as reported on the Nasdaq Capital Market on December 29, 2023.

Director Compensation

The following table sets forth for the year ended December 31, 2023 certain information as to total compensation paid to non-employee directors and certain employee directors who are not Executive Officers. Messrs. Samuel and Weymers did not receive any additional compensation for service on the Boards of Directors of the Company or LINKBANK. Directors appointed in connection with the merger with Partners Bancorp did not receive fees from the Company for 2023.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Jennifer Delaye	30,000	14,000	—	44,000
Anson Flake	30,000	14,000	—	44,000
George Parmer	32,500	14,000	—	46,500
Debra Pierson	30,000	14,000	—	44,000
Diane Poillon	30,000	14,000	—	44,000
William E. Pommerening	32,500	14,000	—	46,500
Timothy J. Allison(1)	17,500	—	—	17,500
William L. Jones, III	32,500	14,000	—	46,500
David H. Koppenhaver	32,500	14,000	—	46,500
Joseph C. Michetti, Jr	35,000	14,000	—	49,000
Kristen Snyder	30,000	14,000	—	44,000
Steven I. Tressler	30,000	14,000	—	44,000
Mona Albertine	—	—	—	—
Michael Clarke	—	—	—	—
David Doane	—	—	—	—
Lloyd Harrison, III(3)	—	—	1,579,923	1,579,923
Jeffrey Turner	—	—	—	—
John W. Breda(4)	—	—	1,289,671	1,289,671
Kenneth Lehman	—	—	—	—
George Snead	—	—	—	—
James Tamburro	—	—	—	—
Robert Wheatley	—	—	—	—

(1)	Mr. Allison retired as a director effective as of July 31, 2023.
(2)

In accordance with FASB ASC Topic 718, the reported amount is the grant date fair value. The assumptions used in the calculation of the amount shown is included in footnote 16 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. As of December 31, 2023, Directors Delaye, Flake, Parmer, Pierson, Poillon, Pommerening, Jones, Koppenhaver, Michetti, Jr., Snyder and Tressler each held 2,000 shares of restricted stock. As of December 31, 2023, Directors Delaye, Flake, Parmer, Pierson, Poillon and Pommerening each held options to purchase 5,000 shares.

(3)

Pursuant to that certain separation and non-competition agreement with LINKBANK, effective November 30, 2023, Lloyd Harrison’s employment with Partners and Virginia Partners Bank terminated, and he became entitled to a payment of $1,579,923, payable in three equal installments of $526,641. The agreement is described in detail under the “Harrison Separation and Non-Competition Agreement” section below.

(4)

This amount includes the following payments to Mr. Breda pursuant to his employment agreement with the Company and LINKBANK, effective November 30, 2023: (i) $1,237,939 retention bonus payable in three installments of $412,646, (ii) $750 for car allowance, $30,220 value of vehicle sold above purchase price, and $20,762 regular salary. The agreement is described in detail under the “Employment Agreement with John W. Breda” section below.

Director Fees

Non-employee directors who attend at least 75% of all board and committee meetings are entitled to receive an annual retainer of $30,000; Chairs of the Compensation, Risk, Nominating and Corporate Governance and Audit Committees are entitled to an additional $2,500 annual retainer. Mr. Michetti, as Chair of the Company’s Board of Directors, receives an additional $5,000 annual retainer. Fees are paid quarterly.

Directors Deferred Compensation Agreements

Directors Koppenhaver and Michetti and former director Allison are each party to deferred compensation agreements with LINKBANK wherein the director may elect to defer a percentage of fees and compensation received and such deferral will accrue interest equal to one hundred fifty percent (150%) of the average one-year Treasury instrument for the plan year. The participants are always 100% vested in the amount they defer. The director is entitled to receive a distribution from his deferred account upon death, termination of service or reaching age sixty-five, in the manner elected in a previously executed election form.

Employment Agreement with John W. Breda

Pursuant to the employment agreement with the Company and LINKBANK, dated February 22, 2023, that became effective on November 30, 2023 in connection with the completion of the transactions under the Partners Merger Agreement, John W. Breda became employed as Chief Executive Officer, Delmarva Market for LINKBANK for an initial term to continue through June 30, 2026, unless terminated earlier pursuant to the terms of the employment agreement. Mr. Breda will receive as compensation for such employment an annual base salary of $360,000, plus any raises approved by the Boards of Directors of the Company and LINKBANK. Mr. Breda will also be eligible to receive bonuses as the Company and LINKBANK may, in their sole discretion, deem appropriate, a $1.0 million life insurance policy, a vehicle allowance of $750 per month, and other vacation and leave, health, disability and other insurance policies as the Company and LINKBANK may determine appropriate, and expense reimbursement benefits (including club membership fees).

In consideration for terminating his prior employment agreement with Partners and The Bank of Delmarva and entering into the employment agreement with the Company and LINKBANK, Mr. Breda is entitled a bonus in the amount of $1,237,939, payable in three equal installments of $412,646, with the first installment paid on November 30, 2023 and the second and third installments being paid on the first and second annual anniversaries thereof, regardless of whether Mr. Breda is employed by the Company or LINKBANK on each installment payment date. In the event of Mr. Breda’s death, any unpaid bonus installment will be immediately payable to his surviving spouse, or, if none, to his estate.

If a “change in control” (as defined in the employment agreement) occurs and Mr. Breda terminates his employment with the Company and LINKBANK for “good reason,” or Mr. Breda’s employment is involuntarily terminated by the Company and LINKBANK without “cause,” in each case as such term is defined in the employment agreement, and in each case within two years following the change in control, subject to Mr. Breda signing (and not revoking) a release, Mr. Breda would be entitled to receive his accrued benefits (as such term is defined in the employment agreement) plus a lump sum payment equal to the greater of (a) the sum of (i) his unpaid base salary through June 30, 2026 and (ii) the average cash bonus and other cash incentive compensation earned by him with respect to the three calendar years immediately preceding the year of termination, or (b) the sum of (i) his annual base salary and (ii) his average cash bonus and other cash incentive compensation earned by him with respect to the three calendar years immediately preceding the year of termination, which shall be paid to him within sixty (60) days following the date of his termination of employment. In addition, Mr. Breda would be eligible to receive continuation of all life, disability, medical insurance, and other normal health and welfare benefits for earlier of one (1) year from the date of termination or until he secures substantially similar benefits through other employment. In the event that Mr. Breda’s employment is involuntarily terminated by the

Company and LINKBANK without “cause” or Mr. Breda resigns for “good reason” in each case other than within two years following a change in control, he would be entitled to receive the same benefits and compensation as outlined above, subject to Mr. Breda signing (and not revoking) a release.

The employment agreement provides that the above payments, in the event they would constitute an excess parachute payment under Code Section 280G of the Code and provided that it would be economically advantageous to Mr. Breda, will be reduced to an amount expressed in present value (but not below zero) which maximizes the aggregate present value of payments under Mr. Breda’s employment agreement without causing any payment to be subject to taxation under Section 4999 of the Code.

The employment agreement contains customary restrictive covenants, including perpetual confidentiality and nondisclosure requirements, as well as prohibitions against competition with the Company and LINKBANK and solicitation of the entities’ customers and employees, both during the employment term and ending on (i) the second anniversary of the effective date of termination of employment if termination of employment occurs on or before December 31, 2025, or (ii) the first anniversary of the effective date of the termination of employment if termination of employment occurs on or after January 1, 2026.

Harrison Separation and Non-Competition Agreement

Pursuant to the Separation and Non-Competition Agreement with LINKBANK, dated April 19, 2023, that became effective on November 30, 2023 in connection with the completion of the transactions under the Partners Merger Agreement, Lloyd Harrison’s employment and employment agreement with Partners and Virginia Partners Bank terminated. Upon termination of employment, he became entitled to a payment of $1,579,923 (the “restrictive covenant payment”), payable in three equal installments of $526,641, in exchange for entering into and complying with the one-year non-competition and nonsolicitation restrictive covenants contained in his agreement. The first installment of the restrictive covenant payment was made within sixty days following November 30, 2023, the effective date of the merger, following Mr. Harrison’s execution of a general release of claims in favor of the Company and LINKBANK. The second installment of the restrictive covenant payment will be made on the first anniversary of the effective date, and the third installment will be made on the second anniversary of the effective date. Mr. Harrison’s agreement also provides that in the event he breaches any of the covenants contained in his agreement within one year following the termination of his employment, LINKBANK may recover any portion of the restrictive covenant payment paid to him.

Transactions With Certain Related Persons

Federal law generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as the Bank, to their executive officers and directors in compliance with federal banking regulations. At December 31, 2023, all of the Bank’s loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original repayment terms at December 31, 2023, and were made in compliance with federal banking regulations.

On September 30, 2020, LINK completed a $20.0 million private placement of Fixed-to-Floating Rate Subordinated Notes due 2030. The notes have a maturity date of October 1, 2030 and will initially bear interest at a fixed rate of 5.0% until October 1, 2025. From October 1, 2025 to the stated maturity date or early redemption date, the interest rate will reset semi-annually to an annual floating rate equal to the then-current three-month term Secured Overnight Financing Rate (SOFR) plus a spread of 475 basis points, but no less than 5.0%. The investors in the notes included Derry Management, Inc., which purchased $2 million in principal amount of the notes, and Residential Warranty Company LLC, which purchased $17 million in principal amount of the notes. George Parmer, a director of LINK, is the President and owner of each of the foregoing entities.

On April 8, 2022, LINK completed a $20.0 million private placement of Fixed-to-Floating Rate Subordinated Notes due 2032. The notes have a maturity date of April 15, 2032 and will initially bear interest at a fixed rate of 4.5% up to but excluding April 15, 2027. From and including April 15, 2027 to the stated maturity date or early redemption date, the interest rate will reset quarterly to a floating rate equal to the then-current three-month term Secured Overnight Financing Rate (SOFR) plus a spread of 203 basis points. The investors in the notes included Residential Warranty Company LLC, which purchased $7 million in principal amount of the notes. George Parmer, a director of LINK, is the President and owner of Residential Warranty Company LLC.

Other than the loans and the transactions described above, LINK and the Bank have not entered into any transactions since January 1, 2022 in which the amount involved exceeded $120,000 and in which any related persons had or will have a direct or indirect material interest.

Pursuant to the Company’s Policy and Procedures for Approval of Related Person Transactions, the Audit Committee periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $25,000 with directors, executive officers, and their family members, for the purpose of determining whether the transactions are within the policies and should be ratified and approved.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm for the years ended December 31, 2023 and 2022 was S.R. Snodgrass, P.C. The Audit Committee of LINK has approved the engagement of S.R. Snodgrass, P.C. to be the Company’s independent registered public accounting firm for the year ending December 31, 2024, subject to the ratification of the engagement by shareholders. A representative of S.R. Snodgrass, P.C. is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Even if the engagement of S.R. Snodgrass, P.C. is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of LINK and its shareholders.

Set forth below is certain information concerning aggregate fees incurred for professional services rendered by S.R. Snodgrass, P.C. during the years ended December 31, 2023 and 2022, respectively.

	Year Ended December 31, 2023	Year Ended December 31, 2022
Audit Fees	$309,341	$243,485
Audit-Related Fees	$—	$—
Tax Fees	$12,021	$16,650
All Other Fees	$—	$—

Audit Fees. During the years ended December 31, 2023 and 2022, the aggregate fees incurred by the Company for professional services rendered for the audit of the Company’s annual consolidated financial statements, the reviews of financial statements included in the Company’s Form S-1 and Form S-4 filed with the Securities and Exchange Commission, and consents associated with the Form S-1, Form S-4, Form S-8 and related amendments, and for limited review of quarterly consolidated financial statements included in periodic reports filed with the Securities and Exchange Commission and services that are normally provided in connection with the Company’s engagement, were $309,341 and $243,485, respectively.

Audit Related Fees. There were no audit related fees incurred during the years ended December 31, 2023 and 2022, respectively.

Tax Fees. The aggregate fees billed to the Company for professional services rendered for tax preparation, tax consultation and tax compliance were $12,021 and $16,650 during the years ended December 31, 2023 and 2022, respectively.

All Other Fees. There were no other fees billed or incurred during the years ended December 31, 2023 and 2022, respectively.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has considered whether the provision of non-audit services, which relate primarily to tax compliance services and tax advice rendered and services performed in connection with the Company’s merger with GNB Financial Services, Inc., and Partners Bancorp, as contemplated in the Partners Merger Agreement. was compatible with maintaining the independence of S.R. Snodgrass, P.C. The Audit Committee concluded that performing such services did not affect the independence of S.R. Snodgrass, P.C. in performing its function as the Company’s independent registered public accounting firm.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All fees described above were approved as part of the Company’s engagement of S.R. Snodgrass, P.C.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF S.R. SNODGRASS, P.C. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposals of stockholders intended to be submitted at the 2025 Annual Meeting of Shareholders under SEC Rule 14a-8 must be received by LINK no later than December 20, 2024 in order to be considered for inclusion in the proxy statement and form of proxy for such meeting under SEC Rule 14a-8.

Under SEC Rule 14a-19, a shareholder intending to engage in a director election contest with respect to LINK’s annual meeting of shareholders to be held in 2025 must give LINK notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year’s annual meeting. This deadline is March 24, 2025.

In addition to the requirement set forth under SEC Rule 14a-19, under LINK’s bylaws, if you wish to nominate a director or bring other business before the 2025 annual meeting of shareholders, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to the Secretary of LINK; and (iii) your notice must contain specific information required in Section 2.5 of LINK’s bylaws. To be timely, a shareholder’s notice to the Secretary of LINK must be delivered to or mailed and received at LINK’s principal executive offices between January 22, 2025 and February 21, 2025, or, if the 2025 annual meeting of shareholders is called for a date that is not within 30 days of May 22, 2025, a shareholder’s notice must be received no later than 10 days following the date on which public announcement of the date of the 2025 annual meeting of shareholders is first made.

If the Company is not notified of a matter to be brought before the 2025 Annual Meeting between January 22, 2025 and February 21, 2025, then the proxy may provide discretionary authority to the Board of Directors of the Company to vote against such matter.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that the Board of Directors, as holders of the proxies, will act as determined by a majority vote.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation. The Company’s 2023 Annual Report on Form 10-K has been made available to all shareholders of record as of April 5, 2024. Any shareholder may obtain a copy of the 2023 Annual Report on Form 10-K through the Company’s website, by calling or writing the Company at the address below.

BY ORDER OF THE BOARD OF DIRECTORS

Melanie L. Vanderau
Corporate Secretary

Camp Hill, Pennsylvania

April 19, 2024

0 LINKBANCORP, INC. Proxy for Annual Meeting of Shareholders on May 23, 2024 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Tiffanie Horton and Jermaine Crosson, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of LINKBANCORP, Inc. to be held in virtual meeting format, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side) 1.1 14475

LINKBANCORP, INC. May 23, 2024 PROXY VOTING INSTRUCTIONS INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING—The company will be hosting the meeting live via the Internet this year. To attend the meeting via the COMPANY NUMBER Internet, please visit https://web.lumiconnect.com/230437202 (password: linkbancorp2024) and be sure to have your control number available. ACCOUNT NUMBER GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Annual Report on Form 10-K, Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/26438 Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 052324 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Directors: FOR AGAINST ABSTAIN Andrew NOMINEES: FOR AGAINST ABSTAIN Joseph C. Michetti, Jr. Samuel Kristen Snyder Jennifer Anson Flake Delaye Steven I. Tressler George Parmer Mona D. Albertine Debra Pierson John W. Breda Diane Michael W. Clarke Poillon David Doane William Pommerening Lloyd B. Harrison, R. Lehman III William L. Jones III Kenneth George P. Snead David H. Koppenhaver James A. Tamburro JOHN SMITH Robert C. Wheatley 1234 MAIN STREET 2. Ratification of the appointment of S.R. Snodgrass, P.C. as our APT. 203 independent registered public accounting firm for the year ending NEW YORK, NY 10038 December 31, 2024. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted To indicate change your the new address address on your in the account, address please space check above the . Please box at note right and that as directed herein by the undersigned shareholder. If no direction is made, this proxy changes to the registered name(s) on the account may not be submitted via will be voted FOR each of the nominees in Proposal 1 and FOR Proposal 2. this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: title Please as such sign .exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign such . .When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person give full .

ANNUAL MEETING OF SHAREHOLDERS OF

LINKBANCORP, INC.

May 23, 2024

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

052324

1. Election of Directors:

NOMINEES:	FOR	AGAINST	ABSTAIN
Andrew Samuel	☐	☐	☐
Jennifer Delaye	☐	☐	☐
Anson Flake	☐	☐	☐
George Parmer	☐	☐	☐
Debra Pierson	☐	☐	☐
Diane Poillon	☐	☐	☐
William Pommerening	☐	☐	☐
William L. Jones III	☐	☐	☐
David H. Koppenhaver	☐	☐	☐
Joseph C. Michetti, Jr.	☐	☐	☐
Kristen Snyder	☐	☐	☐
Steven I. Tressler	☐	☐	☐
Mona D. Albertine	☐	☐	☐
John W. Breda	☐	☐	☐
Michael W. Clarke	☐	☐	☐
David Doane	☐	☐	☐
Lloyd B. Harrison, III	☐	☐	☐
Kenneth R. Lehman	☐	☐	☐
George P. Snead	☐	☐	☐
James A. Tamburro	☐	☐	☐
Robert C. Wheatley	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF LINKBANCORP, INC. May 23, 2024 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Annual Report on Form 10-K, Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/26438 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 052324 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Directors: FOR AGAINST ABSTAIN Andrew NOMINEES: FOR AGAINST ABSTAIN Joseph C. Michetti, Jr. Samuel Kristen Snyder Jennifer Flake Delaye Steven I. Tressler Anson Parmer Mona D. Albertine Debra George Pierson John W. Breda Diane Michael W. Clarke Poillon David Doane William Pommerening Lloyd B. Harrison, . Lehman III William L. Jones III Kenneth George P R . Snead David H. Koppenhaver James A. Tamburro Robert C. Wheatley 2. Ratification of the appointment of S.R. Snodgrass, P.C. as our independent registered public accounting firm for the year ending December 31, 2024. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted To indicate change your the new address address on your in the account, address please space check above the . Please box at note right and that as directed herein by the undersigned shareholder. If no direction is made, this proxy changes to the registered name(s) on the account may not be submitted via will be voted FOR each of the nominees in Proposal 1 and FOR Proposal 2. this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: title Please as such sign .exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign such . .When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person give full .

ANNUAL MEETING OF SHAREHOLDERS OF

LINKBANCORP, INC.

May 23, 2024

GO GREEN

052324

1. Election of Directors:

NOMINEES:	FOR	AGAINST	ABSTAIN
Andrew Samuel	☐	☐	☐
Jennifer Delaye	☐	☐	☐
Anson Flake	☐	☐	☐
George Parmer	☐	☐	☐
Debra Pierson	☐	☐	☐
Diane Poillon	☐	☐	☐
William Pommerening	☐	☐	☐
William L. Jones III	☐	☐	☐
David H. Koppenhaver	☐	☐	☐
Joseph C. Michetti, Jr.	☐	☐	☐
Kristen Snyder	☐	☐	☐
Steven I. Tressler	☐	☐	☐
Mona D. Albertine	☐	☐	☐
John W. Breda	☐	☐	☐
Michael W. Clarke	☐	☐	☐
David Doane	☐	☐	☐
Lloyd B. Harrison, III	☐	☐	☐
Kenneth R. Lehman	☐	☐	☐
George P. Snead	☐	☐	☐
James A. Tamburro	☐	☐	☐
Robert C. Wheatley	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.